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                                                             EXHIBIT 99.B2(r)(i)

                                 CODE OF ETHICS

                            EFFECTIVE: AUGUST 1, 2001

     THE FOLLOWING CODE OF ETHICS (THE "CODE") IS DESIGNED TO COMPLY WITH
SECTION 17(j) OF THE INVESTMENT COMPANY ACT OF 1940 (THE "1940 ACT") AND THE INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT OF 1988 AND HAS BEEN ADOPTED BY COLUMBIA MANAGEMENT CO., COLUMBIA TRUST COMPANY, COLUMBIA FINANCIAL CENTER INCORPORATED, AND CMC FUND TRUST AND EACH INVESTMENT COMPANY MANAGED BY COLUMBIA MANAGEMENT COMPANY (COLLECTIVELY, "COLUMBIA"). EACH PORTFOLIO OF CMC FUND TRUST AND EACH INVESTMENT COMPANY MANAGED BY COLUMBIA MANAGEMENT COMPANY ARE REFERRED TO IN THIS CODE AS A "COLUMBIA FUND."

1.   STATEMENT OF GENERAL PRINCIPLES

     The specific standards and guidelines set forth in the Code must be applied and followed in the context of the following general fiduciary principles that govern personal investment activities. The Code is based on the principle that OFFICERS, DIRECTORS AND EMPLOYEES of Columbia owe a fiduciary duty to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions or take unfair advantage of their relationship with Columbia. This fiduciary duty is owed to both Columbia advisory clients and shareholders of the Columbia Funds. Columbia personnel must adhere to this general principle as well as the specific requirements set forth in this Code. COLUMBIA OFFICERS, DIRECTORS AND EMPLOYEES SHOULD UNDERSTAND, HOWEVER, THAT TECHNICAL COMPLIANCE WITH THE SPECIFIC REQUIREMENTS OF THE CODE DOES NOT AUTOMATICALLY INSULATE THEM FROM LIABILITY OR A REVIEW OF TRADES THAT SHOW A PATTERN OF A BREACH OF AN INDIVIDUAL'S FIDUCIARY DUTY.

     Personnel should avoid situations that present actual as well as potential conflicts of interest. As a general principle, it is imperative that Columbia's OFFICERS, DIRECTORS AND EMPLOYEES also avoid any situation that might compromise or call into question their exercise of independent judgment in the interest of Columbia Fund shareholders and Columbia advisory clients. Areas of concern relating to independent judgment include, among others, unusual investment opportunities, perks, and gifts of more than "de minimis" value from persons doing or seeking to do business with Columbia.

     Purchases or sales of securities shall be made only in accordance with this Code and Columbia's Policy and Procedures Designed to Detect and Prevent Insider Trading (the "Insider Trading Policy"). Although all EMPLOYEES and DISINTERESTED DIRECTORS/TRUSTEES of Columbia are covered by this Code and the Insider Trading Policy, certain EMPLOYEES deemed under the Code to be "ACCESS PERSONS" are subject to greater trading restrictions and reporting obligations. DISINTERESTED DIRECTORS/TRUSTEES, however, are generally subject to fewer trading restrictions and reporting obligations because of their limited access to current investment information.

2.   DEFINITIONS

     (a) "ACCESS PERSON" means (i) any director or officer of Columbia, (ii) any EMPLOYEE of Columbia who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by Columbia or whose functions relate to the making of any recommendations with respect

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     to such purchases or sales; and (iii) any natural person in a control relationship to Columbia who obtains information concerning recommendations made to Columbia with regard to the purchase or sale of a security. The Ethics Committee shall maintain a list of EMPLOYEEs deemed to be ACCESS PERSONS for purposes of this Code. "ACCESS PERSON" does not include a DISINTERESTED DIRECTOR/TRUSTEE of a Columbia Fund.

     (b) A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (c) "BENEFICIAL OWNERSHIP" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
     Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which states that the term "beneficial owner" means "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities." "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the home of the ACCESS PERSON, as well as accounts of another person if the EMPLOYEE obtains therefrom benefits substantially equivalent to those of ownership. For additional information, see appendix A.

     (d) "CONTROL" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

     (e) "DISINTERESTED DIRECTOR/TRUSTEE" means a DIRECTOR/TRUSTEE of a Columbia Fund who is not an "interested person" of the Columbia Fund within the meaning of Section 2(a)(19) of the 1940 Act.

     (f) "EMPLOYEE" means any EMPLOYEE or officer of Columbia or any Columbia Fund. EMPLOYEE does not include a DISINTERESTED DIRECTOR/TRUSTEE of a Columbia Fund.

     (g) "PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of an option to purchase or sell a security.

     (h) "SECURITY" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the U.S. Government or an instrumentality thereof, short-term debt securities that are government securities within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments. Any prohibition or reporting obligation relating to a security shall also apply to any option, warrant or right to purchase or sell such security and to any security convertible or exchangeable for such security.

3.   PRE-CLEARANCE OF TRANSACTIONS

     All ACCESS PERSONS shall have all purchases or sales of any security in which they have, or by reason of such purchase acquire, any direct or indirect beneficial ownership approved in

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writing by the Columbia Trading Department or a member of the Ethics Committee prior to effecting the transaction. Members of the Ethics Committee are attached hereto as Appendix B.

     NOTE: See the definition of security in Section 2(h) and the exemptions in
Section 5 to determine whether a transaction is subject to the pre-clearance requirement. For example, transactions in an account over which an EMPLOYEE does not have direct or indirect influence or control are exempt from this pre-clearance requirement.

4.   PROHIBITED TRANSACTIONS

     (a)    General Restrictions:

            (i) PROHIBITED PURCHASES AND SALES. No EMPLOYEE or DISINTERESTED DIRECTOR/TRUSTEE shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her knowledge at the time of such purchase or sale (i) is being considered for purchase or sale by Columbia or (ii) is being purchased or sold by Columbia. In addition, all EMPLOYEES and DISINTERESTED DIRECTORS/TRUSTEES shall comply with the Insider Trading Policy, which prohibits any person from purchasing or selling a security while in possession of material non-public information or communicating such information in connection with a transaction.

            (ii) INITIAL PUBLIC OFFERINGS. No employee shall purchase or sell directly or indirectly, any equity security issued in an initial public offering without the written approval by the Columbia Trading Department or a member of the Ethics Committee prior to the transaction. A transaction by an access person in an initial public offering will not be approved in any circumstances.

     (b)    Restrictions Applicable only to ACCESS PERSONS:

            (i) PRIVATE PLACEMENTS. No ACCESS PERSON shall purchase any securities issued in a private placement (as that term is generally recognized as an exempt transaction from registration under the federal securities laws) except pursuant to the prior written approval of the Ethics Committee, which approval shall take into consideration, among other factors, whether the investment opportunity should be reserved for a Columbia Fund or Columbia advisory client and whether the opportunity is being offered to the ACCESS PERSON by virtue of his or her position with Columbia. In addition, any ACCESS PERSON who owns or has been authorized to acquire securities in a private placement is required to disclose that ownership if he or she plays a material role in Columbia's subsequent investment decision regarding the same issuer of the security. In that circumstance, Columbia's decision to purchase such securities must be subject to an independent review by members of the Columbia Investment Team with no personal interest in the issuer.

            (ii) 7-DAY BLACKOUT PERIOD. No ACCESS PERSON shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership within a period of seven calendar days before and after a purchase or sale by a Columbia Fund or advisory client over which the ACCESS

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     PERSON exercises investment discretion. For example, if a Columbia Fund trades a security on day one (e.g., on Monday), the ACCESS PERSON may not trade until day nine (e.g., the following Tuesday). Any profits realized on trades within the proscribed periods shall be disgorged to Columbia for the benefit of the appropriate Columbia Fund or advisory client or, alternatively, to a charitable organization (qualified under Section 501(c) of the Internal Revenue Code) of the ACCESS PERSON'S choice.

            The black-out period restriction under this Section 4(b)(ii) should not operate to the detriment of any Columbia Fund or advisory client. Therefore, if an ACCESS PERSON has executed a transaction in a security for his or her account and within seven days thereafter desires to purchase or sell that security for a Columbia Fund or advisory client over which he or she exercises investment discretion, the ACCESS PERSON shall submit a written explanation to the Trading Desk or Ethics Committee describing the circumstances relating to the decision to trade the security for the Fund or client account. Based on the specific circumstances and a determination that the ACCESS PERSON has not otherwise violated the Code of Ethics, including the Statement of General Principles in Section 1, the Trading Desk or Ethics Committee may approve the trade by the Fund or advisory client and, in that case, the prior personal transaction by the ACCESS PERSON shall not be considered a violation of the seven day black-out period restriction. A written record of the approval by the Trading Desk or the Ethics Committee, as the case may be, shall be maintained by the Ethics Committee.

            (iii) SHORT-TERM TRADING. For the purpose of preventing the unfair use of information that may be obtained by an ACCESS PERSON, any profit realized by an ACCESS PERSON from any purchase and sale, or any sale and purchase, of any security in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership (other than an exempted security under this Code), within any period of 60 days or less based on a first-in, first-out accounting method shall inure to and be recoverable by Columbia for the benefit of a charitable organization (qualified under Section 501(c) of the Internal Revenue Code) of the access person's choice. This prohibition shall not apply unless such ACCESS PERSON was the beneficial owner of the security or of an interest in the security both at the time of the purchase and sale, or sale and purchase.

            Exceptions to the short-term trading ban may be approved in advance by the Ethics Committee where it is determined that no abuse is involved and the equities of the situation strongly support an exception to the ban. Circumstances that could provide the basis for an exception under this paragraph may include for example, among other things, an involuntary transaction that is the result of unforeseen corporate activity, the disclosure of a previously nonpublic, material corporate, economic or political event or activity that could cause a reasonable person in like circumstances to sell a security even if originally purchased as a long term investment, or the ACCESS PERSON'S economic circumstances materially change in such a manner that enforcement of the short-term trading ban would cause an extreme hardship on the ACCESS PERSON.

            (iv) EXEMPTION FOR LARGE CAP TRADES. The prohibitions in subsections 4(b)(ii) and (iii) shall not apply to the purchase or sale by the ACCESS PERSON of a security issued by a company with a market capitalization greater than $10 billion if the number of shares in the transaction is less than 1% of the average daily trading volume for the security for the 20-day trading period immediately prior to the transaction. This

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     exception to the black-out period and short-term trading prohibitions recognizes that transactions by the ACCESS PERSON or Columbia involving securities of companies with large market capitalizations and high average daily trading volumes are not likely to materially affect the price of the security involved.

5.   EXEMPTED TRANSACTIONS

     In addition to any other exemptions in this Code and except as otherwise noted below, the prohibitions of Section 4 and the pre-clearance required by
Section 3 of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the employee has no direct or indirect influence or control. Pre-approval of these accounts may, at times, be required by the Ethics Committee. For additional information see appendix A.

     (b) Purchases or sales of securities that are not eligible for purchase or sale by Columbia.

     (c) Purchases or sales which are non-volitional on the part of either the employee, or Columbia.

     (d)    Purchases which are part of an automatic dividend reinvestment plan.

     (e) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (f) Transactions in options on and securities based on the indices listed in Appendix C, which may be amended from time to time by the unanimous vote of the Ethics Committee.

     (g) Purchases and sales approved by the Ethics Committee if it is determined after appropriate inquiry that the transaction is not potentially harmful to a Columbia Fund or advisory client because it would be very unlikely to affect a highly institutional market, or because it clearly is not related economically to the securities to be purchased, sold or held by Columbia, and that the purchase or sale does not violate the Insider Trading and Securities Fraud Enforcement Act of 1988.

6.   PROHIBITED ACTIVITIES BY EMPLOYEES AND ACCESS PERSONS

     (a) GIFTS. EMPLOYEES are prohibited from receiving, either directly or indirectly, anything of value in excess of a "de minimis" amount from any person or any EMPLOYEE of an entity that does or seeks to do business with Columbia.

     (b) SERVICE AS A DIRECTOR. ACCESS PERSONS are prohibited from serving on the boards of directors of publicly traded companies, absent a prior authorization from the Ethics Committee based on a determination that the board service would not be inconsistent with the interests of Columbia or Columbia's advisory clients. This restriction shall not apply to ACCESS PERSONS serving on the board of directors or as a trustee of any Columbia Fund.

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7.   REPORTING

     (a) DUPLICATE CONFIRMATIONS AND ACCOUNT STATEMENTS. All ACCESS PERSONS shall cause every broker with whom he or she maintains an account to provide duplicate confirmations to Columbia for all securities transactions by the ACCESS PERSON. The Trading Department shall compile summaries of all trades entered and all transactions completed. Such reports shall include the name of the security, date of transaction, quantity, price and the broker-dealer through which the transaction was effected. The obligation to provide duplicate confirmations and account statements applies to all brokerage accounts even if a transaction is exempt from the prohibitions under this Code. In addition, all ACCESS PERSONS shall cause every such broker to send all monthly, quarterly and annual statements of their accounts to Columbia. The quarterly statements must be provided no later than 10 days after the end of a calendar quarter. The quarterly statements must contain with respect to any transaction during the calendar quarter in a security beneficially owned by the ACCESS PERSON (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date that the report is submitted by the ACCESS PERSON.

     (b) DISCLOSURE OF ALL PERSONAL HOLDINGS. Within 10 days of commencement of employment or becoming an ACCESS PERSON and on an annual basis thereafter (which information must be current as of a date no more than 30 days before the report is submitted), each ACCESS PERSON shall provide or cause its broker(s) to provide Columbia the following information: (1) the title, number of shares and principal amount of each security beneficially owned by the ACCESS PERSON; (2) the name of any broker, dealer or bank from whom the ACCESS PERSON maintains an account in which any securities were beneficially owned by the ACCESS PERSON; and (3) the date the report is submitted by the ACCESS PERSON.

     (c) DISINTERESTED DIRECTOR/TRUSTEE. A DISINTERESTED DIRECTOR/TRUSTEE is required to report a purchase or sale transaction in a security only if the DISINTERESTED DIRECTOR/TRUSTEE, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her duties as a director/trustee of a Columbia Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold by the Columbia Fund or is or was being considered for purchase or sale.

     (d) REVIEW OF SECURITIES TRANSACTIONS AND HOLDING REPORTS. Columbia shall maintain procedures to ensure that all securities transactions and holdings reports submitted by EMPLOYEES and ACCESS PERSONS are reviewed by appropriate management or compliance personnel.

8.   CERTIFICATION OF COMPLIANCE

     All EMPLOYEES and DISINTERESTED DIRECTORS/TRUSTEES shall certify annually, and ACCESS PERSONS shall certify on a quarterly basis, that they have read and understood the Code and are

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subject thereto, have complied with the requirements of the Code and have disclosed or reported all personal securities transactions as required by the Code.

9.   SANCTIONS

     Upon discovering a violation of this Code, Columbia may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

10.  REPORT TO THE BOARD OF DIRECTORS.

     On an annual basis, the Ethics Committee shall prepare a written report to the management of Columbia and the Boards of Directors/Trustees of the Columbia Funds and the other Columbia companies that (1) describes any issues arising under the Code since the last report including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and (2) certifies that Columbia has adopted procedures reasonably necessary to prevent violations of the Code. Columbia shall present any material change to the Code to the Funds' Boards of Directors/Trustees no later than six months after adoption of the material change.

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                        APPENDIX A - BENEFICIAL OWNERSHIP

     For purposes of the Code of Ethics, the term "beneficial ownership" shall be interpreted in accordance with the definition of "beneficial owner" set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934, as amended, which states that the term "beneficial owner" means "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities."

     The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of beneficial ownership is extremely broad and encompasses many situations which MIGHT not ordinarily be thought to confer a "pecuniary interest" in or "beneficial ownership" of securities.

SECURITIES DEEMED TO BE "BENEFICIALLY OWNED"

     Securities owned "beneficially" would include not only securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others fOR YOUR BENEFIT in an account over which you have influence or control, such as, for example, securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes securities held for your account by pledgees, securities owned by a partnership in which you are a general partner, and securities owned by any corporation that you control.

     Set forth below are some examples of how beneficial ownership may arise in different contexts.

     FAMILY HOLDINGS. Securities held by members of your immediate family sharing the same household are presumed to be beneficially owned by you. Your "immediate family" includes any child, step-child, grandchild, parent, step-parent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). The definition also includes adoptive relationships. You may also be deemed to be the beneficial owner of securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

     PARTNERSHIP AND CORPORATE HOLDINGS. A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership, as long as the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner will generally not be deemed to beneficially own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your "alter ego" or "personal holding company", the corporation's holdings of securities are attributable to you.

     TRUSTS. Securities held by a trust of which you are a beneficiary AND over which you have any direct or indirect influence or control would be deemed to be beneficially owned by you. An example would be where you as settlor have the power to revoke the trust without the consent of another person, or have or share investment control over the trust.

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     ESTATES. Ordinarily, the term "beneficial ownership" would not include securities held by executors or administrators in estates in which you are a legatee or beneficiary unless there is a specific bequest to you of such securities, or you are the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such bequest.

SECURITIES DEEMED NOT TO BE "BENEFICIALLY OWNED"

     For purposes of the Code of Ethics, the term "beneficial ownership" excludes securities or securities accounts held by you for the benefit of someone else if you do not have a pecuniary interest in such securities or accounts. For example, securities held by a trust would not be considered beneficially owned by you if neither you nor an immediate family member is a beneficiary of the trust. Another example illustrating the absence of pecuniary interest, and therefore also of beneficial ownership, would be securities held by an immediate family member not living in the same household with you, and who is not economically dependent upon you.

"INFLUENCE OR CONTROL"

     Transactions over which you have "no direct or indirect influence or control" are not subject to the pre-clearance requirements or prohibited transaction rules in Sections 3 and 4 of the Code of Ethics. See Section 5(a). To have "influence or control", you must have an ability to prompt, induce or otherwise affect transactions in the account. Like "beneficial ownership, the concept of influence or control encompasses a wide variety of factual situations. An example of where influence or control exists would be where you, as a beneficiary of a revocable trust, have significant ongoing business and social relationships with the trustee of the trust. Examples of where influence or control does not exist would be a true blind trust, or securities held by a limited partnership in which your only participation is as a non-controlling limited partner. The determining factor in each case will be whether you have any direct or indirect influence or control over the securities account. ACCESS PERSONS with such blind trust or third party discretionary accounts shall have their account agreement and/or governing documents forwarded to Ethics Committee for review prior to trading pursuant to this exemption. The account will only be exempt if the ACCESS PERSON initially, and on an annual basis thereafter, certifies that he or she maintains no control or influence over the account.

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                    APPENDIX B - MEMBERS OF ETHICS COMMITTEE

Thomas L. Thomsen
Alexander S. Macmillan
Jeff B. Curtis
Mark A. Wentzien
Rich S. Mettler
Thomas F. Biesiadecki

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                                   APPENDIX C

S&P 500 Index
S&P Mid Cap 400 Index
S&P 100 Index
NASDAQ 100
Dow Jones

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                     PERSONAL TRADING MONITORING PROCEDURES

     The following are the monitoring procedures to be followed by Columbia to ensure that Columbia's Code of Ethics ("Code of Ethics") and Policy and Procedures Designed to Detect and Prevent Insider Trading ("Insider Trading Policy") are complied with. Capitalized terms used herein shall have the meaning given to them in the Code of Ethics.

(1)  BROKER CONFIRMATIONS AND ACCOUNT STATEMENTS.

     (a) Every Columbia Access Person is required to cause every broker with whom he or she maintains an account to provide duplicate confirmations and statements to the Columbia Trading Desk for all securities transactions engaged in through that account. An Access Person opening a brokerage account must also contact the Columbia Blue Sky Administrator and provide her with the following information: name and address of their brokerage firm, account numbers and account registrations. The Blue Sky Administrator will forward a letter to the Access Person's brokerage firm authorizing the Access Person to maintain an account at the brokerage firm, and requesting duplicate copies of confirmations and statements be sent to Columbia. This will satisfy the brokerage firm request for an acknowledgement letter pursuant to Rule 407 (c).

     (b)    In addition, an Access Person shall provide the following:

            - STATEMENT OF PERSONAL SECURITY HOLDINGS, INITIAL AND YEARLY ACCOUNT STATEMENT. Within 10 days after commencement of employment or upon becoming an Access Person, and on an annual basis thereafter (which information must be current as of a date no more than 30 days before the report is submitted), a Statement of Personal Security Holdings which will list all security holdings beneficially owned by the Access Person. The Access Person will be required to confirm the accuracy of a list of accounts for which brokerage account statements are received. A copy of the Statement of Personal Security Holdings for new Access Persons is attached as Exhibit A (for the initial statement). A copy of the Annual Acknowledgment Form Required by all Access Persons is attached as Exhibit B (for the yearly account statement).

            - The Human Resources Department will send a memo to the Legal Department regarding a new Access Person and/or a change in an employee's status. The Legal Department will determine if the person is an Access Person. The Legal Department will send the Access Person the following: a memorandum outlining the procedures for brokerage statements, duplicate confirms and pre-clearance of transactions; and a Statement of Personal Security Holdings. The Access Person will complete, sign and return to the Legal Department a Statement of Personal Security Holdings and attach a copy of the most recent brokerage account statements within one week of starting employment or upon becoming an Access Person. If these statements are not received by the Legal Department by the time mentioned above the Legal Department will follow-up with the Access Person.

            - QUARTERLY ACCOUNT STATEMENTS. On a quarterly basis, Access Persons will certify that they have reported all required transactions during the past quarter and will continue to comply with the requirements of the Columbia Code of Ethics and Policy and Procedures Designed to Detect and Prevent Insider Trading. The Legal Department distributes the Quarterly Acknowledgements and follows up with Access Person if they are not returned. A copy of the Quarterly Acknowledgment is attached as Exhibit C.

     (c) All copies of broker confirmations and account statements are maintained in the Columbia Legal Department.

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(2)  PROCEDURE FOR PURCHASE OR SALE.

     (a) PRECLEARANCE OF TRANSACTIONS. All Access Persons shall have all purchases and sales of any security in which they have, or by reason of such purchase acquire, any direct or indirect beneficial ownership pre-cleared by the Columbia Trading Desk (trading desk employees may not pre-clear their own transactions). The Access Person shall complete an employee trade ticket and forward it to the Trade Desk with the following information: name and type of security; number of shares or face amount of the security; nature of the transaction (i.e. purchase, sale, or other type of acquisition or disposition); the proposed transaction date; name of the account in which the transaction is to be effected; an indication of whether the account is in the name of the Access Person or a related person and, if it is in the name of a related person, the Access Person's relationship to that person; and the name of the broker-dealer or financial institution proposed to execute the transaction. In turn the Trade Desk will indicate either approval or disapproval to execute the trade at that time, by returning a duplicate copy of the employee trade ticket to the Access Person soon thereafter. If the purchase or sale is approved, the ticket will be signed by the Trade Desk, placed in the employee trade folder and will be held until a broker confirmation is received. If the broker confirmation is not received within 7 to 10 days, the Trading Desk will call the Access Person to obtain the confirmation or determine why one was not received.

     (b) PREPARATION OF MONTHLY REPORTS. At the start of each month, the Trading Desk will prepare an Access Person Trades Report which will list all Access Person trades for the prior month. A copy of the Monthly Access Person Trades Report is attached as Exhibit D. This report will verify that for each Access Person trade, a ticket has been prepared and a broker confirmation has been received. The Columbia Trading Desk reviews this report to determine if all tickets and confirms have been received. The Trade Desk enters the Access Person trade information directly into the SunGard Portfolio Solutions, Inc. and Landmark databases and then forwards this information to the Investment Department. The Investment Department enters the Columbia trade information into the SunGard Portfolio Solutions, Inc. and the Landmark databases and the reports set forth below are produced. These reports will then be sent to the Legal Department for review. The Ethics Committee reviews any violations discovered, and signs the monthly reports.

(3)  REPORTS.

     (a) 7-DAY BLACKOUT PERIOD REPORT. This report matches all Access Person trades with all firm trades of the same security occurring within 7 days before or after the Access Person trade. A copy of the 7-Day Blackout Period Report is attached as Exhibit E.

     (b) SHORT TERM TRADING REPORT. This report identifies any prior trades by an Access Person occurring within 60 days of the current trade. A copy of the Short Term Trading Report is attached as Exhibit F.

     (c) YEAR-END REPORT. The CMC Operations Department produces this report and with assistance from the Legal Department, confirms that the year-end broker statements received by Columbia match the information Columbia has maintained on the SunGard Portfolio Solutions, Inc. database as to the account holdings of each Access Person. All securities holdings reported on Columbia's system at year-end should match the year-end broker statements that Columbia receives. A copy of the Year-End Report is attached as Exhibit G. These reports are maintained in the Legal Department.

(4)  CERTIFICATION OF COMPLIANCE.

     All Access Persons must certify on a quarterly basis that they have reported all securities transactions they are required to report and they have complied in all respects with the Code of Ethics and the Insider Trading Policy. Additionally, each employee (including "Access Persons") and all disinterested trustees must certify annually that they have read and understand the Code of Ethics and Insider Trading Policy, have complied with the requirements of both policies, and have disclosed or reported all personal trading transactions as required by the Code of Ethics and Insider Trading Policy. Each Access Person must complete, sign and return to the Legal Department, Quarterly and Annual Acknowledgements and Statement of Personal Security Holdings. All other employees must sign the Annual Acknowledgement and return it to the Legal Department for review by the Chief Compliance Officer. The head of the Legal Department will review the reports prepared by the Chief Compliance Officer. Copies of Acknowledgements and Statement of Personal Security Holdings are attached as Exhibits A and H. The Legal Department distributes and maintains all of the above mentioned materials.

                                    EXHIBIT A

                     STATEMENT OF PERSONAL SECURITY HOLDINGS
                               NEW ACCESS PERSONS

     As required by the Columbia Code of Ethics, set forth below is a complete list of all securities that were beneficially owned by me as of ______ __, 2001. For purposes of this Statement, "beneficially owned" and "securities" shall have the meanings given to them in Sections 2(c), 2(h) and Appendix A of the Code of Ethics.*

____ NO SECURITIES OWNED. As of the above date, I did not beneficially own any securities.

____ SECURITIES HELD IN BROKERAGE ACCOUNTS. As of the above date, all securities beneficially owned by me are held at the following brokerage firms:

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

PLEASE ATTACH COPIES OF ALL YOUR MOST RECENT MONTH-END ACCOUNT STATEMENT(S).

____ SECURITIES NOT HELD IN BROKERAGE ACCOUNTS. As of the above date, I beneficially owned the following securities:

NAME OF SECURITY              NO. OF SHARES       BENEFICIALLY OWNED BY
----------------              -------------       ---------------------


                                              ------------------------------
                                              Name:

                                              ------------------------------
                                              Date:

----------
* For example, "security" DOES NOT include mutual funds or U.S. Government securities, but DOES include municipal securities and market index options and futures. "Beneficially owned" includes accounts of a spouse, minor children or relatives in your home or family trust accounts. See Appendix A of the Code.

                                    EXHIBIT B

                           ANNUAL ACKNOWLEDGMENT FORM
                         REQUIRED BY ALL ACCESS PERSONS*

                    CODE OF ETHICS AND INSIDER TRADING POLICY

     I acknowledge receipt of the Columbia CODE OF ETHICS and POLICY AND PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING and have read and understand the policies and procedures set forth in those documents. In accordance with those procedures, I have reported all required transactions and disclosed my personal account holdings during the past year. By signing this form, I confirm the following: 1) I will continue to comply in all respects with the requirements of the Code of Ethics and Insider Trading Policy, 2) I executed all of my personal trades during the past quarter through the following accounts and, 3) All of my personal holdings as of December 31, 2001 are included in the following accounts. Any securities not held in these accounts are listed below.

((Location))

     The following account(s) was opened during the quarter (please disclose location, registration, account number and date of opening):

LOCATION             REGISTRATION           ACCOUNT NUMBER          OPENING DATE
--------             ------------           --------------          ------------


     The following securities were not included in the account statements disclosed above (please disclose security and location):

NAME OF SECURITY             NO. OF SHARES              BENEFICIALLY OWNED BY
----------------             -------------              ---------------------


Date:                             Signed:
      ------------------                  --------------------------------------

                                               ((Name))

----------
- The Code of Ethics requires this annual acknowledgment even if the access person had no reportable transactions during the period.

                         POLICY AND PROCEDURES DESIGNED
                                       TO
                       DETECT AND PREVENT INSIDER TRADING

     FOR COLUMBIA MANAGEMENT CO., COLUMBIA FUNDS MANAGEMENT COMPANY, COLUMBIA TRUST COMPANY, COLUMBIA FINANCIAL CENTER INCORPORATED, COLUMBIA BALANCED FUND, INC., COLUMBIA COMMON STOCK FUND, INC., COLUMBIA DAILY INCOME COMPANY, COLUMBIA FIXED INCOME SECURITIES FUND, INC., COLUMBIA GROWTH FUND, INC., COLUMBIA HIGH YIELD FUND, INC., COLUMBIA INTERNATIONAL STOCK FUND, INC., COLUMBIA OREGON MUNICIPAL BOND FUND, INC., COLUMBIA NATIONAL MUNICIPAL BOND FUND, INC., COLUMBIA REAL ESTATE EQUITY FUND, INC., COLUMBIA SMALL CAP FUND, INC., COLUMBIA SPECIAL FUND, INC., COLUMBIA SHORT TERM BOND FUND, INC., COLUMBIA STRATEGIC VALUE FUND, INC., COLUMBIA TECHNOLOGY FUND, INC., CMC FUND TRUST, AND COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC (COLLECTIVELY, "COLUMBIA").

SECTION I.    POLICY STATEMENT ON INSIDER TRADING

     Columbia forbids any officer, director or employee from trading, either personally or on behalf of others (such as mutual funds and private accounts managed by Columbia), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Columbia's policy applies to every officer, director and employee and extends to activities within and outside their duties at Columbia. Every officer, director and employee must read and retain this policy statement. Any questions regarding Columbia's policy and procedures should be referred to the Ethics Committee and/or to Columbia's outside legal counsel (Ethics Committee or Counsel).

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     1. Trading by an insider, while in possession of material nonpublic information, or

     2. Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     3.     Communicating material nonpublic information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If after reviewing this policy statement you have any questions, you should consult Ethics Committee or Counsel.

A.   WHO IS AN INSIDER?

     The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Columbia may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B.   WHAT IS MATERIAL INFORMATION?

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

     Material information does not have to relate to a company's business. For example, in CARPENTER VS. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not.

C.   WHAT IS NONPUBLIC INFORMATION?

     Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

D.   PENALTIES FOR INSIDER TRADING

     Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     1.     Civil injunctions

     2.     Treble damages

     3.     Disgorgement of profits

     4.     Jail sentences

     5. Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

     6. Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

     In addition, any violation of this policy statement can be expected to result in serious sanctions by Columbia, including dismissal of the persons involved.

SECTION II.   PROCEDURES TO IMPLEMENT POLICY AGAINST INSIDER TRADING

     The following procedures have been established to aid the officers, directors and employees of Columbia in avoiding insider trading, and to aid Columbia in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Columbia must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult Ethics Committee or Counsel.

A.   IDENTIFYING INSIDE INFORMATION

     Before trading for yourself or others, including investment companies or private accounts managed by Columbia, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     1. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     2. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, THE WALL STREET JOURNAL or other publications of general circulation?

     If after consideration of the above you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

     1.     Report the matter immediately to Ethics Committee or Counsel.

     2. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Columbia.

     3. Do not communicate the information inside or outside Columbia, other than to Ethics Committee or Counsel.

     4. After Ethics Committee or Counsel has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.   PERSONAL SECURITIES TRADING

     All personal securities trading must comply with the specific standards and guidelines set forth in Columbia's Code of Ethics.

C.   RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Columbia, except as provided in paragraph A above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

D.   RESOLVING ISSUES CONCERNING INSIDER TRADING

     If, after consideration of the items set forth in paragraph A, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with Ethics Committee or Counsel before trading or communicating the information to anyone.

SECTION III.  SUPERVISORY PROCEDURES

     The role of the Ethics Committee is critical to the implementation and maintenance of Columbia's policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications, prevention of insider trading and detection of insider trading.

A.   PREVENTION OF INSIDER TRADING

     To prevent insider trading, the Ethics Committee should:

     1. Provide, on a regular basis, an educational program to familiarize officers, directors and employees with Columbia's policy and procedures.

     2.     Answer questions regarding Columbia's policy and procedures.

     3. Resolve issues of whether information received by an officer, director or employee of Columbia is material and nonpublic.

     4. Review on a regular basis and update as necessary Columbia's policy and procedures.

     5. When it has been determined that an officer, director or employee of Columbia has material nonpublic information.

             a. Implement measures to prevent dissemination of such information.

             b. If necessary, restrict officers, directors and employees from trading the securities.

B.   DETECTION OF INSIDER TRADING

     To detect insider trading, the Ethics Committee should:

     1.     Review the trading activity reports filed by the Trading Department.

     2. Review the trading activity of mutual funds and private accounts managed by Columbia.

     3.     Review trading activity of Columbia's own account.

     4. Coordinate the review of such reports with other appropriate officers, directors or employees of Columbia.

C.   SPECIAL REPORTS TO MANAGEMENT

     Promptly, upon learning of a potential violation of Columbia's Policy and Procedures to Detect and Prevent Insider Trading, the Ethics Committee should prepare a written report to management providing full details and recommendations for further action.

D.   ANNUAL REPORTS TO MANAGEMENT

     On an annual basis, the Ethics Committee should prepare a written report to the management of Columbia, setting forth the following:

     1. A summary of existing procedures to detect and prevent insider trading.

     2. Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation.

     3. An evaluation of the current procedures and any recommendations for improvement.

     4. A description of Columbia's continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

   Pre-Clearance Procedures for Dual Employees of a Liberty Funds Group, LLC
                                     Member*
                            EFFECTIVE MARCH 20, 2002

Personal trades for the small/mid cap team and the trading desk must be pre-cleared through the Columbia trading desk as follows:

- Each Dual Employee must complete an electronic version of Columbia's Pre-clearance Request Form (see attached)
- By completing the Form, the Employee states that they have read the Liberty Funds Group and Columbia Management Company Codes of Ethics and the transaction complies with their requirements.
- The Employee also represents that, to the best of their knowledge, the security subject to the trade is not being considered for purchase or sale or currently being purchased or sold by a Columbia or Liberty Funds Group client.
-    The Form must be sent to the trading desk.
- A trader (other than the Employee) must review Columbia's blotter to verify there are no open orders in the subject security. If there are open orders on the Columbia Desk, the trader will deny the request and respond to the Employee via email. If there are no open orders, proceed to next step.
- The trader sends the Pre-Clearance Form to Liberty Funds Group via email to compliance@lib.com.
- Compliance at Liberty Funds will check for open orders in the subject security, as well as the Code's 7-day blackout period if applicable, on the Liberty Desks, and will respond to the trader who sent the Form via email.
- The response will be forwarded to the Employee via email. The Employee can then proceed based upon the response.
- The Trading Desk will print all responses forwarded to Columbia Employees; the response will serve as documentation of the pre-clearance procedure and will be matched against the confirmation.
- Columbia will continue to perform procedures to satisfy its responsibility to ensure compliance with the Code's 7-day blackout period and ban on short-term trading profits.

* These procedures apply to any Columbia employee that acts as a portfolio manager or provides information or advice to, or executes investment decisions for an advisory client of the following Liberty Funds Group entities: Colonial Advisory Services, Inc., Colonial Management Associates, Inc., Stein Roe & Farnham Inc.

Please Note: Employees may not execute personal securities transactions before they receive approval from the Trading Desk via email. If the email system is down, the hard copy Employee Trade Tickets will be used and communication between the trading desk and Liberty Funds Group will be via facsimile (617.772.3314) or telephone (617.772.3014).

Traders may not approve a personal trade for a dual employee without first obtaining approval from Liberty Compliance.

PRECLEARANCE APPROVAL REQUEST FOR PERSONAL TRANSACTIONS

Employee Last Name:
Employee First Name:
Broker:
Name on the Account:

Security Description:
Security Ticker:
Transaction Type (Buy/Sell):

Please acknowledge the following statement:

I certify that I have read the Liberty Funds Group and Columbia Management Company Codes of Ethics and the above transaction complies with their requirements. By submitting this email for pre-clearance, I hereby represent that, to the best of my knowledge, the security subject to this trade is not being considered for purchase or sale by Columbia or Liberty Funds Group or currently being purchased or sold by Columbia or Liberty Funds Group.